UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 24, 2009

NRG Energy, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

001-15891	41-1724239

(Commission File Number)	(IRS Employer Identification No.)

211 Carnegie Center	Princeton, NJ 08540

(Address of Principal Executive Offices)	(Zip Code)
609-524-4500

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On February 12, 2009, NRG Energy, Inc., or the Company, announced that Nuclear Innovation North America, or NINA, an 88% percent owned subsidiary of the Company, completed negotiations for the Engineering, Procurement and Construction agreement, or the EPC Agreement, with Toshiba America Nuclear Energy, Inc., or TANE, to build the South Texas Project, or STP, expansion. Concurrent with the execution of the EPC Agreement, on February 24, 2009, NINA entered into a $500 million credit agreement with TANE to finance long-lead materials related to the development of STP Unit 3 and Unit 4. The facility will bear interest at LIBOR plus 200 basis points, subject to a ratings grid for the STP Unit 3 and Unit 4 Project. The facility will have an initial three-year term with certain one-year extension rights subject to certain conditions being met. NINA intends to terminate and repay any amounts outstanding related to its revolving credit facility with The Royal Bank of Scotland PLC upon, or promptly after entering into the facility.
A copy of the credit agreement is attached as Exhibit 10.1 to the Current Report on Form 8-K. The description of the material terms of the credit agreement is qualified in its entirety by reference to such exhibit.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Document
10.1	Credit Agreement by and among Nuclear Innovation North America LLC, Nuclear Innovation North America Investments LLC, NINA Texas 3 LLC and NINA Texas 4 LLC, as Borrowers and Toshiba America Nuclear Energy Corporation, as Administrative Agent and as Collateral Agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRG Energy, Inc. (Registrant)
By:	/s/ Michael Bramnick
Michael Bramnick
Senior Vice President and General Counsel

Dated: February 27, 2009

Exhibit Index

Exhibit
Number	Document
10.1	Credit Agreement by and among Nuclear Innovation North America LLC, Nuclear Innovation North America Investments LLC, NINA Texas 3 LLC and NINA Texas 4 LLC, as Borrowers and Toshiba America Nuclear Energy Corporation, as Administrative Agent and as Collateral Agent.

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